EXHIBIT 10.5.1
_______________________, 2005
India Globalization Capital, Inc.
4336 Montgomery Avenue
Bethesda, Maryland 20814
Re: Extension of Repayment Date for Loan to India Globalization
Capital, Inc. (the “Company”)
Gentlemen:
     This letter will confirm that for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the due date for repayment of the loan in the amount of $100,000 made by me to the Company is hereby extended until on the sooner of (i) one year from the date the Company consummates an initial public offering of its securities or (ii) the date of consummation of a Business Combination as that term is defined in Maker’s Articles of Incorporation as may be amended and/or restated from time to time.

Very truly yours,

Ram Mukunda